EXHIBIT 10.7(iv)
DIEBOLD, INCORPORATED
2005 DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF DIEBOLD, INCORPORATED
(Effective as of January 1, 2005)
     Diebold, Incorporated hereby establishes, effective as of January 1, 2005, the 2005 Deferred Compensation Plan for Directors of Diebold, Incorporated to provide Directors with the opportunity to defer payment of their directors’ fees in compliance with Section 409A of the Internal Revenue Code of 1986. Directors’ fees (and earnings thereon) that are “deferred” (for purposes of Section 409A of the Internal Revenue Code of 1986) after December 31, 2004 are eligible for deferral in accordance with the provisions of this plan. Directors’ fees (and earnings thereon) that are “deferred” (for purposes of Section 409A of the Internal Revenue Code) on or before December 31, 2004 are eligible for deferral in accordance with the provisions of the Amended and Restated 1985 Deferred Compensation Plan for Directors of Diebold, Incorporated.
ARTICLE I
DEFINITIONS
     For the purposes hereof, the following words and phrases shall have the meanings indicated.
1. “Account” shall mean the bookkeeping account on which the amount of the Fees which are deferred by a Participant shall be recorded and on which gains, losses and earnings shall be credited in accordance with the Plan.
2. “Beneficiary” of “Beneficiaries” shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account.
3. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
4. “Committee” shall mean the Compensation and Pension Committee of the Board or such other Committee as may be authorized by the Board to administer the Plan.
5. “Company” shall mean Diebold, Incorporated and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Diebold, Incorporated with any other corporation or corporations.
6. “Director” shall mean any member of the Board of Directors of the Corporation.
7. “Election Agreement” shall mean an agreement in substantially the form attached hereto as Exhibit A, as modified from time to time by the Company
8. “Fee” shall mean all fees and compensation earned as a Director including retainer and committee fees.
9. “Participant” shall mean any Director who has at any time elected to defer the receipt of Fees in accordance with the Plan.
10. “Plan” shall mean the deferred compensation plan as set forth herein, together with all amendments hereto, which Plan shall be called the 2005 Deferred Compensation Plan for Directors of Diebold, Incorporated.
11. “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A withdrawal on account of an Unforeseeable Emergency may be paid to the Participant only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
12. “Year” shall mean the calendar year.
ARTICLE II
ELECTION TO DEFER
1. Eligibility. Any Director may elect to defer receipt of all or a specified part of his or her Fees for any Year in accordance with Section 2 of this Article. A Director’s entitlement to defer shall cease with respect to the Year following the Year in which he or she ceases to be a Director.

2. Election to Defer. (i) A Director who desires to defer the payment of all or a portion of his or her Fees for any Year must complete and deliver an Election Agreement to the Secretary of the Company before the first day of the first Year of service for which such Fees are payable. A Director who timely delivers an Election Agreement to the Secretary of the Company shall be a Participant.
           (ii) Notwithstanding the foregoing provision of Subsection (i), any Director hereafter elected to the Board of Directors of the Company who was not a Director on the preceding December 31 may make an election to defer payment of Fees with respect to services performed subsequent to the filing of the Election Agreement by delivering the Election Agreement to the Secretary of the Company within thirty (30) days of such election.
           (iii) Notwithstanding the foregoing provision of Subsection (i), with respect to any “performance-based” compensation (as determined by the Company in accordance with Section 409A of the Code) based on services performed over a period of at least 12 months a Participant may complete and deliver an Election Agreement to the Secretary of the Company no later than six months before the end of such period.
           (iv) An Election Agreement, once timely delivered, shall be effective for all Fees for the succeeding Year and, except as otherwise specified by a Director in his or her Election Agreement, shall continue to be effective from Year to Year until terminated or modified by written notice to the Secretary of the Company. Except as provided for in the below provisions of Subsection (v), in order to be effective to revoke or modify an election to defer fees otherwise payable in any particular Year, a revocation or modification must be delivered prior to the date that an initial election would be required to be delivered under either Subsection (i) or Subsection (iii) above.
           (v) Subject to the approval of the Company, a Participant may make a subsequent election requesting a change in the period of deferral (subject to the limitations set forth in Section 3 of this Article) and/or the form of payment (subject to the limitations set forth in this Section 5). Such subsequent election must meet all of the following requirements and shall be in writing on a form provided by the Company:
     (a) the subsequent election shall not take effect until at least 12 months after the date on which such amendment is made;
     (b) in the case of a subsequent election related to a payment not made on account of the Participant’s death or an Unforeseeable Emergency, the first payment with respect to which the amendment is made shall in all cases be deferred for a period of not less then 5 years from the date on which such payment otherwise would have been made;
     (c) in the case of a subsequent election related to a payment that is to be made at a specified time or pursuant to a fixed schedule, such an amendment of the election must be made at least 12 months prior to the date of the first scheduled payment.
3. Amount Deferred; Period of Deferral. A Participant shall designate on the Election Agreement the percentage of his or her Fees that are to be deferred. That percentage of Fees shall be deferred until the earliest to occur of (i) the date the Participant ceases to be a Director, whether by death, retirement or otherwise, or (ii) the date specified by the Participant, at which time payment of the amount deferred shall be made in accordance with Section 5 or 6 of this Article.
4. Account; Earnings. The percentage of Fees which a Participant elects to defer shall be treated as if it were set aside in an Account on the date the Fees would otherwise have been paid to the Participant. A Participant’s Account shall be credited with gains, losses and earnings based on hypothetical investment directions made by the Participant, in accordance with investment deferral crediting options and procedures adopted by the Committee from time to time. A Participant may change such hypothetical investment directions pursuant to such procedures adopted by the Committee from time to time. The Company specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount pursuant to the Plan, each Participant shall thereby acknowledge and agree that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s hypothetical investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with earnings in an amount determined by the Committee in its sole discretion or, if an amount is not so determined, such amounts shall bear interest at Moody’s Seasoned Bond Rate plus 3% until further ordered by the Committee or the Board of Directors. A Participant’s Account shall be adjusted as of each business day, except that interest, if any, for a calendar quarter shall be credited on the first day of the following quarter.
5. Payment of Account. The amount of a Participant’s Account shall be paid to the Participant in a lump sum or in a number of approximately equal quarterly installments (not to exceed 40), as designated by the Participant on the Election Agreement. The amount of the Account remaining unpaid shall continue to be credited with gains, losses and earnings, as provided in Section 4 of this Article. The lump sum payment or the first quarterly installment, as the case may be, shall be made on the first day of the calendar quarter following the end of the period of deferral as specified in Section 3 of this Article.
6. Death of Participant. In the event of the death of a Participant, the amount of the Participant’s Account shall be paid to the Beneficiary or Beneficiaries designated in a writing substantially in the form attached hereto as Exhibit B, in accordance with the Participant’s Election Agreement and Section 5 of this Article. A Participant’s Beneficiary designation may be changed at any time prior to his death by execution and delivery of a new Beneficiary designation form. The form on file with the Corporation at the time of the Participant’s death which bears the latest date shall govern. In the absence of a Beneficiary designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account shall be paid to the Participant’s estate in a lump sum ninety (90) days after the appointment of an executor or administrator. In the event of the death of the Beneficiary or Beneficiaries after the death of a Participant, the remaining amount of the Account shall be paid in a lump sum to the estate of the last Beneficiary to receive payments ninety (90) days after the appointment of an executor or administrator.
7. Small Payments. Notwithstanding the foregoing, if the quarterly installment payments elected by Participant would result in a quarterly payment of less than $500, the entire amount of the Account shall be paid in a lump sum in accordance with Section 5 of this Article.
8. Acceleration. Notwithstanding the foregoing, (i) the entire amount of a Participant’s Account will be paid in a lump sum to the Participant or his Beneficiary in the event of the acquisition of substantially all of the assets of the Company or more than fifty percent (50%) of its stock by any person, firm, corporation or group of related corporations, in a transaction or transactions not approved by the Board of Directors of the Company, provided such transaction constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (for purposes of Section 409A of the Code), or (ii) if a Participant incurs an Unforeseeable Emergency, to the extent permitted by Section 409A of the Code, an amount from each Participant’s Account or Accounts shall be immediately paid to the Participant.
ARTICLE III
ADMINISTRATION
     The Company, through its Board of Directors, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Board of Directors may delegate any or all of its authority under the Plan to the Committee. The Company shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount in the Account and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Company hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of the Employee Income Retirement Security Act of 1974, the Company shall provide a procedure for handling claims of Participants or their Beneficiaries under this Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Company of any such denial.
ARTICLE IV
AMENDMENT AND TERMINATION
     The Company reserves the right to amend or terminate the Plan with respect to any future Year at any time by action of its Board of Directors; provided, however, that no such action shall adversely affect any Participant or Beneficiary who has a Account or shall result in acceleration of payment of the amount of an Account, except as otherwise permitted under the Plan.
ARTICLE V
MISCELLANEOUS
1. Nonalienation of Deferred Compensation. No Participant or Beneficiary shall encumber or dispose of the right to receive any payments hereunder.
2. Interest of Director. The obligation of the Company under the Plan to make payment of amounts reflected on an Account merely constitutes the unsecured promise of only the Company to make payments from its general assets as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected on an Account. The Company may establish a so-called “rabbi trust” to hold funds, stock or other securities to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain subject to the claims of the Company’s general creditors.
3. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company or any subsidiary, or the officers, employees, or directors of the Company or any subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
4. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
5. Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

6. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent, and any provision that would cause the Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants).